Comstock Mining Announces Third Quarter 2015 Results
Simplifies Capital Structure, Lowers Obligations and Accelerates Development

Virginia City, NV (October 22, 2015) Comstock Mining Inc. (the “Company”) (NYSE MKT: LODE) today announced selected unaudited financial results for the fiscal quarter ended September 30, 2015.

Strategic Highlights

•	Restructured and simplified the overall capital structure, eliminating all preferred stock, special rights and PIK dividends and permanently reducing land obligations and royalties.

•	Permitted, commenced and advanced the Lucerne underground “Harris” portal and drilling.

•	Encountered significant high-grade gold and silver intercepts in the Dayton Drill Program.

•	Received the “Nevada Excellence in Mine Reclamation” for Keystone mine restoration.

•	Recognized, along with the Comstock Foundation for History & Culture for “Outstanding Rehabilitation of the Historic Upper Yellow Jacket Hoist Works.”

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Achieved year-over-year cost savings of $6.7 million for the nine months ended September 30, 2015, and, coupled with the recently completed restructuring activities, remain on track to save $10 million for the full year 2015, as compared to full year 2014.

•	Partnered with American Mine and Tunneling LLC and American Drilling Corp, LLC to commence key underground development and drilling access to the PQ and Woodville structures.

•	Strengthened the balance sheet, raising $6 million for the drilling and development of the Lucerne underground program, and prerequisite planning for the next phase of Dayton drilling.

Selected Financial Highlights - Nine-months Ended September 30, 2015

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Mining revenue was $15.7 million for the nine months ended September 30, 2015, as compared to $18.1 million for the same period in 2014, a decrease of 13%, resulting from lower average price per ounce of gold realized and lower production.

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Costs applicable to mining revenue were $10.4 million for the nine months ended September 30, 2015, as compared to $14.6 million, net of silver credits, for the same period in 2014, a decrease of 29%, primarily due to mining cost reductions, resulting in a gross margin of 34%.

•	General and administrative expenses were $5.1 million for the nine months ended September 30, 2015, as compared to $5.2 million for the same period in 2014, a decrease of 2%.

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Net loss was $4.5 million, for the nine months ended September 30, 2015, as compared to a net loss of $8.3 million, for the same period in 2014. The $3.7 million improvement resulted primarily from $4.0 million in lower mining and operating costs offset by higher exploration and development for Lucerne and Dayton, SR-342 realignment, severance and lower revenues.

•	Net cash generated by operating activities was $0.4 million for the nine months ended September 30, 2015, as compared to a net cash use of $2.6 million in 2014, a 117% improvement.

•	Excluding the road realignment cost of $1.7 million, net cash generated by operating activities was $2.1 million for the nine months ended September 30, 2015.

•	Net cash used for investing was $4.8 million for the nine months ended September 30, 2015, including $2.8 million for land and $1.9 million for property, primarily for leach pad expansions.

•	Debt and capital lease obligations totaled $15.8 million at September 30, 2015, including $2.8 million outstanding on the revolving credit facility.

•	Cash and cash equivalents at September 30, 2015 were $2.5 million.

Selected Financial Highlights - Three-months Ended September 30, 2015

•	Mining revenue was $4.3 million in Q3 2015 as compared to $6.5 million in Q3 2014. The decrease resulted from lower average price per ounce of gold realized and lower production.

•	Costs applicable to mining revenue were $3.5 million in Q3 2015, as compared to $4.4 million, net of silver credits, in Q3 2014, a 21% decrease primarily due to mining cost reductions.

•	Mine claims and costs decreased by $0.4 million in Q3 2015, as compared to Q3 2014.

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Exploration and mine development costs increased by approximately $0.7 million in Q3 2015, as compared to Q3 2014. The increase is for the underground drift-mining and drilling for the first geological target (“PQ target”) in Lucerne and for the recent Dayton drilling program.

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Net loss was $4.3 million, for Q3 2015, as compared to a net loss of $1.0 million, for Q3 2014. The $3.3 million increase resulted from a $2.4 million decrease in revenue and a $0.7 million decrease in net other income, offset by a net increase in all other costs, including the SR-342 road realignment and Lucerne and Dayton exploration and development costs.

•	Net cash generated by operating activities was $0.1 million for Q3 2015.

•	Excluding the road realignment cost of $0.8 million, net operating cash generated for Q3 2015, was $0.9 million.

Third Quarter 2015 and Year to Date Selected Operational Highlights

	3Q 2015	2Q 2015	1Q 2015	YTD 2015	3Q 2014	2Q 2014	1Q 2014	YTD 2014
Mining Operations
Tons Mined	140,415	254,856	316,199	711,470	1,131,985	944,166	947,852	3,024,003

Processing
Tons Crushed	104,286	211,942	157,612	473,840	191,013	122,026	205,686	518,725

Weighted Average Grade Per Ton Au	0.021	0.030	0.039	0.031	0.026	0.034	0.024	0.027
Weighted Average Grade Per Ton Ag	0.573	0.654	0.734	0.663	0.564	0.546	0.345	0.473

Estimated Au Ounces Stacked	2,240	6,438	6,083	14,761	4,926	4,191	5,016	14,133
Estimated Ag Ounces Stacked	59,717	138,639	115,689	314,045	107,822	66,607	70,989	245,418
Estimated Au Equivalent* Ounces Stacked	3,034	8,344	7,669	19,047	6,584	5,205	6,140	17,929

Au Ounces Poured and Sold	3,847	4,575	4,695	13,117	5,002	4,763	4,507	14,272
Ag Ounces Poured and Sold	62,480	60,112	56,482	179,074	61,096	48,626	49,358	159,080
Au Equivalent* Ounces Poured	4,678	5,400	5,470	15,548	5,936	5,499	5,290	16,725

* Au Equivalent ounces = Au ounces (actual) + (Ag ounces (actual) ÷ the ratio of average gold to silver prices)	75.27	72.73	72.91	73.63	65.03	65.69	63.14	64.62

Nine-months ended September 30, 2015

•	Metallurgical yields improved to 81%, from an average of 77% in the first nine months of 2014.

•	Weighted average gold grades improved 15%, to 0.031 opt, from 0.027 opt in the first nine months of 2014. The Company sold 13,117 ounces of gold in the first nine months of 2015.

•	Weighted average silver grades improved 40%, to 0.663 opt, from 0.473 opt in the first nine months of 2014. The Company sold 179,074 ounces of silver in the nine months of 2015.

•	Silver to gold production exceeded a 13:1 ratio, from 11:1 in the first nine months of 2014.

•	Strip ratio improved to 0.35:1 for Q3 2015, down from the full year 2014 average of 4.8:1.

Three-months ended September 30, 2015

•	Metallurgical yields have sustained at 81% throughout 2015.

•	Weighted average gold grades decreased to 0.021 from 0.026 opt in Q3 2014.

•	Weighted average silver grades improved 2%, to 0.573 opt, from 0.564 opt in Q3 2014.

•	Silver to gold production exceeded a 16:1 ratio, from 12:1 in Q3 2014.

Corrado De Gasperis, President & CEO, commented, “The achievements this year have been foundational, expanding our lands and all major permits, achieving low cost production by improving every major variable from grade to yields to strip ratios to fundamental cost and project management. We are well into the transition with the underground drift now reaching 500 feet and the fourth drill station under development and we are looking forward to testing some high-grade material on the leach pad as early as this (fourth) quarter.”

Production
Metal pours totaled 3,847 ounces of gold and 62,480 ounces of silver, during the third quarter of 2015. The Company crushed and stacked approximately 104,000 dry tons of mineralized material, delivering 2,240 estimated ounces of recoverable gold and 59,717 estimated ounces of recoverable silver to the leach pads with weighted average gold grades of 0.021 ounces per ton.

For the nine-month period ended September 30, 2015, the Company realized an average sales price of $1,212.03 per ounce of gold and $15.96 per ounce of silver. In comparison, commodity market prices in the same period of 2015 averaged $1,178.69 per ounce of gold and $16.02 per ounce of silver.

For the quarter ended September 30, 2015, the Company realized an average sales price of $1,116.44 per ounce of gold and $14.83 per ounce of silver. In comparison, commodity market prices in the third quarter of 2015 averaged $1,124.01 per ounce of gold and $14.93 per ounce of silver.

Operating Costs and Cost Reductions
During the three months ended September 30, 2015, actual Lucerne Mine costs applicable to mining revenue were approximately $4.4 million ($3.5 million net of silver by-product credits) as compared to $5.5 million ($4.4 million net of silver by-product credits) for the three months ended September 30, 2014, representing a 21% reduction of net costs applicable to mining revenue.

During the first nine months of 2015, actual Lucerne Mine costs applicable to mining revenue were $13.2 million ($10.4 million net of silver by-product credits) as compared to $17.8 million ($14.6 million net of silver by-product credits) for the first nine months of 2014, representing a 25% reduction in costs applicable to mining when comparing the first nine months of 2015 to the same period of 2014. These costs applicable to mining revenue for the first nine months of 2015 and 2014 also include depreciation of $4.6 million and $3.9 million, respectively.

During the first nine months of 2015, the Company continued reducing costs applicable to mining revenue, targeting $7 million in reductions this year as compared to 2014. The Company has already realized $4.2 million of savings from reduced labor, drilling, and blasting and fuel and $1.7 million of cost reductions in non-mining activities in the first nine months of 2015, as compared to the same period in 2014. The Company has also identified $3.0 million of potential cost reductions in all other non-mining activities, including general, administrative, and environmental areas. The Company incurred approximately $0.7 million in severance costs during the first nine months of 2015, in mining and general and administrative expenses, associated with organizational cost reductions. The Company is on track to achieve its stated costs savings target.

SR-342 Realignment and Extraction of Existing Mine Dumps
In early February, the Nevada Department of Transportation, (NDOT), closed an approximate two-mile section of SR-342, south of Gold Hill, as a safety precaution following roadway cracking and area specific sinking during a weekend of heavy rains.

The realignment project has two major phases. Phase 1 of the project, realigning a portion of the state route away from the historic Silver Hill Shaft and permanently capping that historic shaft was completed on June 1, 2015, about one week ahead of the original schedule.

Phase 2 of the project, realigns the remaining portion of the road, removes additional loose dump fill and related material on the east side of the roadway and ties back into the south end of the newly constructed (Phase 1) alignment. The latter part of Phase 2 also includes plans for a restoration and stabilized storm water flow, post construction. The project is scheduled for early completion in November 2015, with an estimated remaining cost of approximately $1 million.

In addition, during the latter part of 2014, the geological and environmental teams undertook a systematic evaluation of historic mine dumps throughout most of the central part of the District. Overall, we identified approximately 640,000 tons of mineralized dump materials. Of that total, approximately 450,000 tons were located underneath and to the east of State Route 342, with an average grade between 0.025-0.035 opt Au. These tons are being extracted as part of the SR-342 re-alignment, and stacked onto the leach pad for processing providing a significant environmental remediation and a meaningful contribution to operations and production schedule.

Lucerne Exploration and Underground Development
The Company completed extensive geological development and modeling, including analysis of surface drill hole results, metallurgy, proximity to the current Lucerne Mine floor, and past mining data. This resulted in highly detailed geologic level plans and cross sectional analysis for the Lucerne East-side. The work confirmed that the lode is comprised of a group of northwest trending, sub-parallel, higher-grade, mineralized structures, rather than a simple vein system confined to a single fault zone. These structural groups coalesce into a single zone in the central part of the East-side area and diverge to the north and south to create zones up to 600-feet wide. The Company also discovered dike-like masses of quartz porphyry (PQ) that have intruded into the main lode and have a direct relationship to the known mineralization.

Out of this extensive geologic work, a definitive underground exploration and development target emerged, specifically that part of the lode occupied by the mineralized mass of PQ, as well as the neighboring structures.

In addition to the mineralized mass of PQ, we developed and defined the nearby Woodville Bonanza structures with the same diligent level plan and cross sectional development. These geologic definitions include the same detail and historical mappings plus over 116 intercepts of at least 10 feet grading over 0.22 ounces per ton gold and 1.59 ounces of silver per ton.

The Company, on September 5, 2015, commenced developing a new underground access to the PQ structures and the almost adjacent Woodville Bonanza structures. The first phase of the tunnel development, with a planned investment of $3 million, is expected to be approximately 800 feet, running parallel to the PQ target. Development of the tunnel is progressing on schedule, reaching a linear distance of approximately 300 feet at September 30, 2015.

This phase includes approximately 20,000 feet of diamond-core definition drilling and is scheduled for completion before year-end. Previously disclosed drill data from the PQ includes 46 intercepts of at least 10 feet that grade, on average, over 0.23 ounces of gold per ton and over 1.71 ounces of silver per ton. Construction of the first drill platform was completed and the underground drilling of the previously discovered, dike-like masses of quartz porphyry (PQ), commenced. The objective of the program is to establish longer, higher-grade mine lives, with the ability to grow production from multiple mine sources, including both the PQ and the Woodville.

Dayton Drill Program
Surface drilling on the Company’s Dayton property, located in the southern part of the Comstock district, commenced in the first quarter of 2015. The program consisted of 408 holes totaling 30,818 feet of drilling that was completed in late September of 2015. The Company used an extremely efficient percussion drill rig, with total program costs of about $200,000, or about $6.50 per foot.

The Company also completed underground mapping and sampling from a number of historic mine tunnels. This work, together with the drilling, resulted in several important discoveries, including defining multiple, previously undefined mineralized zones and additional dike-like masses of quartz porphyry, similar to Lucerne.

The main objective of the program was to pinpoint the major surface structures (faults) and then explore these structures for mineralization. This then enabled efficient infill drilling that further refined and resolved areas of structural complexity in the geologic models. The program was successful in both defining and expanding the near-surface mineralization. The Company will update its geologic model based on the results of this drilling program and increase the gold and silver resource estimate. The Company is now finalizing a comprehensive drill program designed to deliver a mine plan, economic reserves and mine life.

Of the 408 holes drilled, 245 contained intercepts of 10 feet or more in length with gold grades exceeding or equal to 0.015 ounces per ton (opt.), and with an overall weighted average grade of 0.035 opt Au and 0.323 opt Ag. Out of those same 245 holes, a total of 32 contained intercepts of 10 feet or more in length with an average Au grade exceeding or equal to 0.100 opt Au., and with an overall average weighted grade of 0.148 opt Au and 0.694 opt Ag.

The underground mapping and sampling effort, together with the drilling, resulted in several important discoveries. The most significant was defining mineralization along a previously undrilled, 600-foot segment of the Grizzly Hill Fault and additional mineralization at an intersection of the Grizzly Hill and Alhambra Faults with the Silver City fault. The Company also discovered additional dike-like masses of quartz porphyry, similar to Lucerne, that generally host significant mineralization. Finally, the drilling also helped to define extended mineralization along a 550-foot segment of the Mill Fault.

The Company also commenced metallurgical test-work on representative samples of mineralized rock types. The Company also commenced standard column tests on five surface-generated samples and one underground sample. These tests are ongoing. All samples, both from drilling and underground, were analyzed for gold and silver at the Company’s existing, on-site, industry standard, production assay lab.

Ultimately, the objectives are the same as Lucerne, to establish longer, higher-grade mine lives, with the ability to grow production with yet another mine source.

The Dayton property includes the Dayton (Marble), Alhambra, Kossuth, Metropolitan and Gennessee patents representing a structurally controlled mineralized system hosted in tertiary volcanic rocks that, in terms of the overall geologic setting, is similar to the Company's Lucerne property. The properties are separated by approximately one mile along the Silver City branch of the Comstock Lode.

Corporate
Cash and cash equivalents on hand at September 30, 2015 totaled $2.5 million. Total debt and capital lease obligations at September 30, 2015, were $15.8 million as compared to $12.2 million at September 30, 2014. For the remainder of 2015, the Company plans on spending approximately $1.0 million in road and capital expenditures and approximately $1.4 million on the underground drift, drilling and some infrastructural development for the Lucerne underground mine plan development advancement. The Company also plans to pay down an additional $3.0 million in debt obligations, including $1.2 million on its revolving credit facility.

As announced on August 27, 2015, the Company successfully completed a restructuring of certain components of its capital structure, primarily associated with all series of its issued and outstanding Convertible Preferred Stock and certain obligations associated with the Northern Comstock joint venture associated with some its most important land holdings. The Company successfully converted all of its preferred stock to common stock, eliminating the preferred stock, eliminating the special rights of the preferred stock holders, including extra voting rights, and eliminating future dividends associated with those instruments. The Company also materially reduced future capital and royalty obligations associated with some of its highest prospective mineralized land claims contained in the Northern Comstock joint venture, from $31.05 million down to $9.75 million. These actions will also contribute to cost reduction efforts for 2015.

On October 19 2015, the Company issued 10,169,492 shares of common stock to investors at a price per share of $0.59. As a result of the offering, the Company received net cash proceeds of approximately $5.9 million.

Shares of Common Stock issued and outstanding at September 30, 2015 were 149,748,219.

Outlook
The Company has been cash flow positive from operations for the first nine months of 2015, and expects to be cash positive from operations for the full year 2015, notwithstanding weaker revenues in fourth quarter as the Company transitions from the final phase of surface mining in Lucerne to the expansion into an underground portal and drift development in Lucerne. The Company is concurrently completing the road realignment during fourth quarter.

The Company commenced the underground drift-mining and drilling, associated with the first underground exploration phase of the PQ target, in September 2015, and expects to complete drift-sampling, drilling and ongoing metallurgical test work of the PQ target by December 2015. The second major phase of drift-mining and drilling, currently planned for the Woodville target, is expected to be completed by April 2016.

The Company's goals for this year included minimizing operating and capital costs, including the elimination of legacy royalties and dividends, restructuring and simplifying the capital structure, eliminating and reducing certain liabilities, completing the SR-342 realignment project, currently scheduled for completion in November 2015, expanding the Lucerne exploration and development activities, primarily through the underground portal and drift development and commencing the final development phase of the Dayton Resource Area.

Mr. De Gasperis concluded, “With all the excitement around drilling the quartz porphyry mass at the Lucerne portal, we were thrilled at the magnitude of these same quartz porphyry-type discoveries in Dayton. These new discoveries have accelerated our preparation for developing these remarkable gold and silver resources into a second mine. Both phases of Lucerne and Dayton represent remarkable exploration and development opportunities with the objective of establishing long-lived mines and higher grade reserves for mining.”

The Company will host a conference call today, October 22, 2015, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time. The live call will include a Q&A with accredited institutions, investors and analysts immediately following the prepared remarks. The dial-in telephone numbers for the live audio are as follows:

North American Toll Free: 1-866-253-4737
International: 1-416-849-4292

The audio will be available, usually within 24 hours of the call, on the Company website:
http://www.comstockmining.com/investors/investor-library

About Comstock Mining Inc.
Comstock Mining Inc. is a producing, Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining, including concurrent and accelerated reclamations, soil sampling, voluntary air monitoring, cultural asset protection and historical restorations.  The Company began acquiring properties in the Comstock District in 2003.  Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and commenced production in 2012.  The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for further exploration, development and mining.  The near term goal of our business plan is to maximize intrinsic stockholder value realized, per share, by validating qualified resources and reserves (proven and probable) from our first two resource areas, Lucerne and Dayton, and significantly grow the commercial development of our operations through extended, long-lived mine plans that are economically feasible and socially responsible.

Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Comstock. Forward-looking statements are statements that are not historical facts. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: future prices and sales of, and demand for, our products; future industry market conditions; future changes in our exploration activities, production capacity and operations; future delays or disruptions in construction or production; future exploration, production, operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature and timing and accounting for restructuring charges, gains or losses on debt extinguishment, derivative liabilities and the impact thereof; productivity, business process, rationalization, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.
The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in Item 1A, “Risk Factors” of our annual report on Form 10-K and the following: current global economic and capital market uncertainties; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources and reserves; operational or technical difficulties in connection with exploration or mining activities; contests over our title to properties; potential dilution to our stockholders from the conversion of securities that are convertible into or exercisable for shares of our common stock; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; business opportunities that may be presented to, or pursued by, us; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to unexpected equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, copper, diesel fuel, and electricity); changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies and equipment raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to maintain the listing of our securities on any securities exchange or market; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.:
PO Box 1118 Virginia City, NV 89440
questions@comstockmining.com
http://www.comstockmining.com
Corrado De Gasperis		Judd Merrill
President & CEO		Chief Financial Officer
Tel (775) 847-4755		Tel (775) 847-7325
degasperis@comstockmining.com		merrill@comstockmining.com